                        (YANKEE ENERGY LETTERHEAD)

                        YANKEE ENERGY SYSTEM, INC.


                 Notice of Annual Meeting of Shareholders
                             January 31, 1997
                                              Meriden, CT
                                              December 13, 1996
To the Shareholders:

    The Annual Meeting of Shareholders of Yankee Energy System, Inc., a Connecticut corporation, will be held at the Ramada Plaza Hotel and Conference Center, 275 Research Parkway, Meriden, Connecticut (see map on back cover) on Friday, January 31, 1997 at 10:30 a.m. for the following purposes:

    1.   To elect two directors for terms to expire at the 2000
Annual Meeting of Shareholders;

    2.   To approve the 1996 Long-Term Incentive Compensation
Plan;

    3. To ratify the appointment of Arthur Andersen LLP as independent auditors for the year 1997; and

    4. To transact any other business which may properly come before the meeting.

    Only shareholders of record at the close of business on December 2, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY IN THE ENVELOPE PROVIDED.

                                       By Order of the
                                       Board of Directors,

                                       /s/ Mary J. Healey

                                       Mary J. Healey
                                       Vice President, General
                                       Counsel and Secretary

                        PROXY STATEMENT


    This Proxy Statement is furnished to the shareholders of Yankee Energy System, Inc. ("Yankee Energy" or the "Company") in connection with the solicitation of proxies on behalf of the Yankee Energy Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders on January 31, 1997 and at any adjournment(s) thereof (the "1997 Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). This Proxy Statement, the Notice, the related proxy card and the 1996 Annual Report to Shareholders are being mailed to shareholders beginning on or about December 13, 1996. Yankee Energy's principal place of business is 599 Research Parkway, Meriden, Connecticut 06450-1030.


PROXIES
-------

    The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, those shares so represented cannot be voted by proxy. Shareholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

If a shareholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted for the election of directors and in favor of the other proposals set forth in the Notice. The proxy card also confers discretionary authority on the proxies to vote on any other matter not current-ly known to management that may properly come before the meeting.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or
(iii) by such person(s) voting in person at the 1997 Annual
Meeting.


VOTING STOCK
-------------

    The record date for the determination of shareholders entitled to notice of and to vote at the 1997 Annual Meeting was the close of business on December 2, 1996. On such date there were 10,449,554 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum at the 1997 Annual Meeting. Votes will be totaled at the 1997 Annual Meeting by two inspectors of election appointed by the Board.


OWNERSHIP OF VOTING STOCK BY MANAGEMENT
---------------------------------------

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of November 30, 1996 by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.


Name of                      Shares Beneficially
Beneficial Owner             Owned (1)
-----------------            ------------
Michael E. Bielonko(2)         5,317
Sanford Cloud, Jr.             1,079
Charles E. Gooley(3)           4,759
Mary J. Healey(4)              2,786
Thomas J. Houde(5)             3,398
Eileen S. Kraus                2,735
Frederick M. Lowther(6)        3,725
Leonard A. O'Connor            3,480
Emery G. Olcott                3,285
Branko Terzic(7)               8,340
Nicholas L. Trivisonno(8)      4,409
Patricia M. Worthy               300

Directors and Executive
Officers As a Group
(14 persons)(9)               46,348


--------------------
(1) As of November 30, 1996, each of the directors and executive officers identified above and all directors and executive offi-cers of the Company as a group beneficially owned less than one percent of the outstanding Common Stock of the Company. The number of shares shown includes 450 shares of restricted stock held by each of Messrs. Cloud and Trivisonno, 300 shares of restricted stock held by Ms. Kraus and Ms. Worthy, and 150 shares of restricted stock held by each of Messrs. Lowther, O'Connor and Olcott granted under the Company's Non-Employee Directors' Restricted Stock Plan, which shares had not vested by November 30, 1996. The number of shares shown also includes 364 shares of restricted stock held by Ms. Healey, 516 shares of restricted stock held by Mr. Houde and 3,000 shares of restricted stock held by Mr. Terzic granted under the Company's 1991 Long-Term Incentive Compensation Plan, which shares had not vested by November 30, 1996. Pursuant to the terms of each plan, such individuals have the power to vote and receive dividends with respect to such shares but do not have dispositive power with respect to such shares until such shares are vested.

(2) Includes 150 shares owned by Mr. Bielonko's children and 2,400 shares subject to currently exercisable stock options.

(3) Includes 3,000 shares subject to currently exercisable stock options.

(4) Includes 840 shares subject to currently exercisable stock options.

(5) Includes 1,000 shares subject to currently exercisable stock options.

(6) Includes 325 shares owned by Mr. Lowther's spouse.

(7) Includes 4,000 shares subject to currently exercisable stock options.

(8) Includes 2,058 shares held jointly with Mr. Trivisonno's spouse, with whom he shares voting and investment power.

(9) Includes an aggregate of 6,153 shares of non-vested restricted stock held by directors and executive officers and an aggregate of 12,000 shares subject to currently exercisable stock options held by executive officers.

    The above shares do not include amounts that have been credited to participating directors' stock unit accounts under the Company's Non-Employee Director Deferred Compensation Plan.

1.  ELECTION OF DIRECTORS
    ---------------------

    The Company's Restated Certificate of Incorporation provides that the directors of the Company shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board, pursuant to the Company's Restated Certificate of Incorporation, has fixed the number of directorships at nine. The Board has nominated Frederick M. Lowther and Emery G. Olcott for election to serve as directors of the Company until the 2000 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified.
Mr. Leonard A. O'Connor has completed his term as director and will not be standing for reelection at the 1997 Annual Meeting. The Board is searching for a qualified candidate to fill this vacancy. Proxies may not be voted for a greater number of persons than the number of nominees named. Each nominee is currently a director of the Company. In the event either of the nominees becomes unavailable for election to the Board, an event which the Board does not expect, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

    The Board would like to take this opportunity to acknowledge Mr. O'Connor's service to the Company as a director since 1989 and as a member of the Audit and Finance Committees, including serving as Chairman of the Finance Committee since February 1996.

His friends and colleagues on the Board and at the Company thank him for his many contributions to the Company and wish him well in the years to come.

    If a quorum is present at the 1997 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock of the Company entitled to vote. Abstentions by holders of such shares and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.

    The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the 1997 Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 2000

                        Principal Occupation and
                        Other Information
                        -------------------------
Frederick M. Lowther    Partner in the law firm of Dickstein,
Age 53                  Shapiro, Morin & Oshinsky, LLP,
Director since 1992     Washington, D.C., since 1973.  He has
                        been a member of the firm's Executive
                        Committee and chairman of its
                        Compensation Committee since 1989.
-----------------------------------------------------------------

Emery G. Olcott         President and Chief Executive Officer of
Age 58                  Canberra Industries, Inc., Meriden, CT
Director since 1989     manufacturer and distributor of
                        analytical instruments and chemicals)
                        and its wholly-owned subsidiary, Packard
                        Instrument Co., since 1971.  He is a
                        trustee of the Loomis Chaffee School in
                        Windsor, CT.

-----------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THESE
NOMINEES


OTHER DIRECTORS
---------------
Terms Expiring          Principal Occupation and
in 1998:                Other Information
--------------               -------------------------
Eileen S. Kraus         Chairman, Connecticut, Fleet National
Age 58                  Bank since December 1, 1995.
Director since 1990     Previously, she was President of Shawmut
                        Bank of Connecticut, N.A. and Vice
                        Chairman of Shawmut National Corporation
                        from September 1992 until December 1,
                        1995, Vice Chairman, Consumer Banking
                        and Marketing Groups of The Connecticut
                        National Bank and Shawmut Bank, N.A.
                        from 1990 until 1992 and Executive Vice
                        President, Consumer Banking and
                        Marketing Groups of The Connecticut
                        National Bank and Shawmut Bank, N.A.,
                        from 1988 to 1990.  She is a director of
                        CPC International, Kaman Corporation and
                        The Stanley Works.  She is also a
                        trustee and executive committee member
                        of Kingswood-Oxford School, vice
                        president of Horace Bushnell Memorial
                        Hall, and a director and executive
                        committee member of the Connecticut
                        Business and Industry Association.

-----------------------------------------------------------------

Branko Terzic           Chairman, President and Chief Executive
Age 49                  Officer of Yankee Energy System, Inc.
Director since 1994     and its subsidiaries.  Mr. Terzic became
                        Chairman in August 1995, Chief Executive
                        Officer in March 1995 and President in
                        September 1994.  He was also Chief
                        Operating Officer from September 1994
                        to March 1995.  From June 1993 to
                        September 1994, Mr. Terzic was Managing
                        Director of Arthur Andersen Economic
                        Consulting, Washington, D.C.  From
                        October 1990 to May 1993, he served as a
                        Commissioner of the Federal Energy
                        Regulatory Commission.

-----------------------------------------------------------------

Patricia M. Worthy      Professor, Howard University School of
Age 52                  Law since 1992.  Previously, she served
Director Since May 1996 as Chief of Staff and Legal Counsel to
                        Mayor Sharon Kelly of Washington, D.C.
                        from 1991 to 1992 and was Commissioner,
                        District of Columbia Public Service
                        Commission from 1980 to 1983.  From 1983
                        to 1991, she served as Chairman of the
                        Commission.  She served as a member of
                        the Board of the public broadcasting
                        network, WETA, and serves as Chairman of
                        the District of Columbia Judicial
                        Nomination Commission.


OTHER DIRECTORS
---------------
Terms Expiring          Principal Occupation and
in 1999:                Other Information
--------------          -------------------------

Sanford Cloud, Jr.      President and Chief Executive Officer of
Age 52                  The National Conference of Christians
Director Since 1995     and Jews, Inc., New York, NY since April
                        1994. Previously, he was a partner in
                        the law firm of Robinson & Cole,
                        Hartford, CT from January 1993 until
                        March 1994 and Vice President of Aetna
                        Life and Casualty Co. from December 1986
                        until December 1992.  Mr. Cloud is a
                        director of The Advest Group, Inc.  He
                        also serves as Chairman of The
                        Children's Fund of Connecticut.

-----------------------------------------------------------------

Nicholas L. Trivisonno  Chairman and Chief Executive Officer of
Age 49                  ACNielsen since November 1996.
Director since 1990     Previously, he was Chairman (Elect) and
                        Chief Executive Officer of ACNielsen
                        since January 1996 and Vice President of
                        Finance and Chief Financial Officer of
                        The Dun and Bradstreet Corporation from
                        September 1995 until November 1996.
                        From October 1993 until July 1995, he
                        served as Executive Vice President-
                        Strategic Planning and Group President
                        of GTE Corp., and served as Senior Vice
                        President-Finance from 1989 until
                        October 1993.  He is a director of
                        Rayonier Incorporated.  He also serves
                        on the Boards of Junior Achievement and
                        St. Joseph's Medical Center, and is a
                        trustee and corporation member of Babson
                        College.


-----------------------------------------------------------

Board Committees and Meetings
-----------------------------

    Standing committees of the Board include the Executive
Committee, the Audit Committee, the Finance Committee, the
Organization and Compensation Committee and the Committee on Board Affairs (formerly the Committee on Directors).

    The Executive Committee is currently composed of Branko
Terzic (Chairperson), Emery G. Olcott and Nicholas L. Trivisonno.

The Executive Committee has certain powers and authority of the Board in the management and control of the business of the Company between meetings of the Board. The Executive Committee met once during fiscal 1996.

    The Audit Committee is currently composed of Nicholas L. Trivisonno (Chairperson), Sanford Cloud, Jr., Eileen S. Kraus, Leonard A. O'Connor and Patricia M. Worthy. The Audit Committee oversees the Company's internal accounting controls, recommends to the Board the appointment of a firm of certified public accountants to conduct the annual audit of the Company's financial statements, reviews reports from the independent auditors and makes such recommendations to the Board as it deems appropriate. The Audit Committee met three times during fiscal 1996.

    The Finance Committee is currently composed of Leonard A. O'Connor (Chairperson), Sanford Cloud, Jr. and Nicholas L. Trivisonno. The Finance Committee is responsible for reviewing the dividend policy and the financial plans and budgets of the Company in order to determine whether they are fiscally sound and consistent with the Company's overall business goals. The Finance Committee met two times during fiscal 1996.

    The Organization and Compensation Committee is currently composed of Emery G. Olcott (Chairperson), Eileen S. Kraus and Frederick M. Lowther. The Organization and Compensation Committee is responsible for organization, succession and executive compensation and administers the Company's Annual and 1991 Long-Term Incentive Compensation Plans, the Non-Employee Directors' Restricted Stock Plan and the Non-Employee Director Deferred Compensation Plan. The Organization and Compensation Committee met seven times during fiscal 1996.

    The Committee on Board Affairs is currently composed of Eileen S. Kraus (Chairperson), Frederick M. Lowther and Emery G. Olcott. The Committee on Board Affairs recommends to the Board criteria for the selection of candidates for director, evaluates candidates and recommends nominees to fill vacancies on the Board and seeks input from all non-employee directors on CEO performance which forms the basis for a report to the Organization and Compensation Committee and a recommendation to the Board. The Committee on Board Affairs also reviews and makes recommendations to the Board on the compensation program for all
non-employee directors.    The Committee on Board Affairs met six
times during fiscal 1996.

    The Board held nine meetings during the fiscal year ended
September 30, 1996. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation
---------------------

    In fiscal year 1996, non-employee directors received an annual retainer of $9,000, a portion of which was paid in Common Stock of the Company as described below. Chairpersons of Board committees received an additional annual retainer of $1,500. Non-employee directors also received $700 for each Board and committee meeting attended. Committee chairpersons received $800 for each Board committee meeting attended. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board.

    A part of each non-employee director's annual retainer was paid in shares of Common Stock of the Company valued at $3,600 (or such slightly higher amount as is needed to avoid any fractional shares). Those shares were purchased on the open market and payment was made at the Board meeting immediately following the Annual Meeting of Shareholders in February 1996. The balance of the annual retainer was paid in cash at the end of each quarter in June, September and December. In 1996, each non-employee director received 149 shares of Common Stock of the Company based on a fair market value of $24.125 per share on the date of purchase.

    As of October 1, 1996, non-employee directors receive an annual retainer of $15,000, and of that amount, $10,000 is in Common Stock of the Company paid in equal installments on a quarterly basis in December, March, June and September. Chairpersons of Board committees receive an additional annual retainer of $1,500. Non-employee directors now receive $1,000 for each Board and Committee meeting attended.

    Under the Non-Employee Directors' Restricted Stock Plan, established in 1991 to promote ownership of the Company's Common Stock by members of the Board, each non-employee director, upon his or her election or reelection to the Board, receives an award of 450 restricted shares of the Company's Common Stock. One-third of such restricted shares of Common Stock vests each year at subsequent annual meetings of shareholders. The Board may make appropriate adjustments in share amounts in the event of any change in the Company's Common Stock, such as a stock split, or other change in the Company's corporate structure or distribution to shareholders. Participants in the plan have voting rights and rights to receive dividends and other distributions with respect to such shares, but until their vesting, such shares are subject to the plan's provisions on forfeiture and restrictions on disposition. In February 1996, Mr. Cloud and Mr. Trivisonno each received 450 shares upon election to a three-year term, and 150 shares vested for all non-employee directors upon completion of a year of their respective terms.

    The Company's Non-Employee Director Deferred Compensation Plan permits non-employee directors to defer all or a portion of total fees for all services rendered as a director, including meeting fees, committee chairperson retainers, quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock awarded pursuant to the Company's Non-Employee Directors' Restricted Stock Plan. A non-employee director may elect to have deferred cash compensation credited to either a cash account or a stock unit account. Amounts credited to a director's cash account will be credited on a monthly basis with interest at an annual rate equal to the rate of return of Yankee Gas Services Company ("Yankee Gas"), the Company's principal operating subsidiary, as filed with the Connecticut Department of Public Utility Control. Amounts credited to a director's stock unit account will be credited initially as a dollar amount which shall be converted into stock units on a quarterly basis by dividing the dollar amount by the closing price of the Company's Common Stock on the last day of each quarter. Stock units will be further credited with an amount equal to the dividends payable if the stock represented by the stock units had been outstanding.

Quarterly retainers paid in the Company's Common Stock and vested shares of restricted stock deferred by a director pursuant to the Non-Employee Director Deferred Compensation Plan will be automatically allocated to such director's stock unit account.

    A non-employee director may also elect among various options as to how and when compensation deferred pursuant to the Plan will be paid to the director. The director may elect to commence payment of deferred compensation at a specified future date or after the date on which the participant ceases to be a director for any reason. A director may also elect to receive payment as single lump sum or over a fixed period of time. Amounts credited to the director's cash account will be paid in cash. Amounts credited to the director's stock unit account will be paid in cash or in shares of the Company's Common Stock, based on the prior election of the director.

Certain Transactions
--------------------

    During fiscal year 1996, the Company engaged the law firm of Dickstein, Shapiro, Morin and Oshinsky, LLP, of which Frederick
M. Lowther, a director of the Company, is a partner.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION
-----------------------------------------------------------

    The Organization and Compensation Committee of the Board (the "Committee"), which is comprised of three non-employee directors, is responsible for recommending to the Board the Company's executive compensation policies and the annual compensation of the Company's executive officers and other members of senior management. In connection with these responsibilities, the Committee has exclusive authority to administer the Company's 1991 Long-Term Incentive Compensation Plan, including the grant of stock options and other awards, and oversees the Non-Employee Directors' Restricted Stock Plan and the Non-Employee Director Deferred Compensation Plan.

Executive Compensation Policies
-------------------------------

    The Company's executive compensation policies are designed to attract and retain high quality executives critical to the long-term success of the Company, to motivate and reward achievement of performance goals and to align the interest of executive officers with the interest of the Company's other shareholders. Consistent with this philosophy, the Company has established a competitive and appropriate total compensation package for executive officers and other members of senior management consisting primarily of base salary, annual cash bonus pursuant to the Company's Annual Incentive Compensation Plan and stock options, restricted stock grants and stock appreciation rights pursuant to the Company's 1991 Long-Term Incentive Compensation Plan. Executive officers' salaries are positioned to be consistent with the competitive practice of a peer group (the "Peer Group") of investor-owned gas utilities located throughout the United States with annual revenues and operating characteristics similar to Yankee Gas. The Company's incentive plans are designed so that the total executive compensation package is competitive with the Peer Group. The Board intends to generally ensure that compensation expenses are deductible under Section 162(m) of the Internal Revenue Code.
Section 162(m) generally disallows a tax deduction for public companies for compensation, other than qualifying performance-based compensation, over $1 million paid to certain executive officers.

Elements of Executive Compensation
----------------------------------

    Base Salary. The Company maintains formal salary grades and ranges for its executive officers. Positions are graded based upon responsibility level. Salary ranges at each position are established at the market average of the Peer Group. In 1996, salary increases were determined based on individual performance, the location of the individual's salary in the position's salary range and a competitive increase in the payroll budget.

    Annual Incentive Compensation Plan. Executive officers are eligible to receive an annual performance-based cash award pursuant to the Company's Annual Incentive Compensation Plan.
The Board established this plan to enhance the Company's financial and operating performance, customer service, employee safety and corporate efficiency. Each year, the Committee establishes corporate and individual performance goals for the Chief Executive Officer ("CEO") and other executive officers based upon strategic priorities. The 1996 performance goals were based on customer service satisfaction, profitability and en-hancement of shareholder value, expansion of markets and market growth, and public and employee safety. The goals are weighted relative to their importance to the Company and the relative impact each executive officer will have upon their results. Each executive has a threshold, target and maximum incentive amount expressed as a percentage of base salary. In 1996, these amounts were 15 percent, 30 percent and 45 percent, respectively, of base salary for the CEO, and 10 percent, 20 percent and 30 percent, respectively, for the other executive officers. The Committee may adjust the incentive cash award amount by an index or "modifier" determined by the Committee. The modifier is based on the Company's actual profit performance and serves to maintain a correlation between an executive officer's incentive cash award and the returns realized by the Company's shareholders. The index may modify award amounts by as much as 50 percent. In 1996, incentive cash awards were increased by ten percent to reflect the modifier. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level.

    At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the CEO to evaluate the performance of the other executive officers. The Committee also meets in the absence of the CEO to evaluate his performance. As part of the process, the Committee receives a report from the Committee on Board Affairs on CEO performance which is developed from input received from all non-employee directors. This performance, expressed as a percentage with attainment of all goals rated as 100 percent, is used in the determination of annual cash bonus amounts. The Committee has the authority to modify the mechanical results of applying the terms of the plan when the Committee, exercising sound business judgment, deems it prudent to do so.

    Long-Term Incentive Compensation Plan. Pursuant to the terms of the 1991 Long-Term Incentive Compensation Plan, the Committee has the authority to award to executive officers and other key employees restricted stock, stock options and stock appreciation rights. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time and through the use of the grant of awards, the Committee intends to achieve the objective of causing the executive officers and other senior management to be significant shareholders of the Company so that their interests are aligned with the interests of the Company's other shareholders.

    In 1996, the Committee made awards of non-qualified stock options to executive officers and senior management. Stock options are granted at market price, and as a result, only have value if the stock price appreciates in value from the date the options are granted. Stock options, therefore, provide executive officers additional performance incentives. Stock option awards are made annually, generally in January, and are based on percentages of base salary at the time the awards are made. The percentage for the Chief Executive Officer is 50 percent. The percentage for officers is 40 percent or 20 percent, depending on the level of officer responsibility. The levels for directors and non-directors eligible for stock option awards are 20 percent or 15 percent, depending on the level of responsibility.

CEO Compensation
----------------

    The 1996 compensation for Mr. Terzic, the Company's CEO, was determined substantially in conformance with the policies applied to all other executive officers of the Company. The Committee received a report on CEO performance from the Committee on Board Affairs which was based on input from all non-employee directors. The Committee then evaluated the performance of the CEO and reported its compensation recommendation to the Board. For 1996, the base salary of Mr. Terzic was established by an employment agreement he entered into upon joining the Company in September 1994. Incentive cash compensation for Mr. Terzic was based on performance against a series of four stated goals, reflecting a combination of both corporate and individual objectives. The four goals, in summary, were (i) implement a strategic corporate business development plan; (ii) implement and achieve objectives in Yankee Energy's business plan for subsidiary diversification;
(iii) create an effective Yankee Gas marketing program to increase revenues; and (iv) implement an executive development/succession planning process. Based on all information available to it, the Committee concluded that Mr. Terzic had achieved his goals. The Committee quantified Mr. Terzic's goal-related performance at 100 percent of target. Mr. Terzic's incentive cash award of $81,000 was derived by applying a factor of 1.1 times Mr. Terzic's bonus of 27 percent of base pay.

EMERY G. OLCOTT (Chairman)
EILEEN S. KRAUS
FREDERICK M. LOWTHER

EXECUTIVE COMPENSATION
----------------------

Summary Compensation Table
--------------------------

    The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the five most highly compensated executive officers of the Company at the end of the last fiscal year.

                   SUMMARY COMPENSATION TABLE

                                Annual Compensation
                              -----------------------
Name and
Principal               Fiscal
Position                Year      Salary($)      Bonus($)
-------------           -----     ---------      --------
Branko Terzic(3)        1996      268,125        81,000
Chairman,               1995      257,292        72,500
President and           1994       11,494             0
Chief Executive
Officer

Charles E. Gooley       1996      170,000        33,300
Executive               1995      162,671        29,900
Vice President          1994      143,500        36,000

Michael E. Bielonko     1996      139,725        31,900
Vice President          1995      133,708        21,900
and Chief               1994      127,125        30,000
Financial Officer

Mary J. Healey          1996      114,800        20,200
Vice President,         1995      107,850        12,200
General Counsel         1994       94,962        15,000
and Secretary

Thomas J. Houde         1996      109,175        23,600
Vice President          1995      100,958        17,100
                        1994       99,583        22,000


              SUMMARY COMPENSATION TABLE (continued)

                                Long Term Compensation
                                ----------------------
                                          Awards
                                ----------------------
Name and                          Restricted     Securities
Principal               Fiscal    Stock          Underlying
Position                Year      Awards($)(1)   Options/SARs(#)
-------------           ------    ---------      -------------
Branko Terzic(3)        1996         0           12,600
Chairman,               1995         0              0
President and           1994      83,880         10,000
Chief Executive
Officer

Charles E. Gooley       1996         0            6,400
Executive               1995         0              0
Vice President          1994         0            7,500

Michael E. Bielonko     1996         0            5,300
Vice President          1995         0              0
and Chief               1994         0            6,000
Financial Officer

Mary J. Healey          1996         0            4,300
Vice President,         1995         0              0
General Counsel         1994         0            2,100
and Secretary

Thomas J. Houde         1996         0            4,100
Vice President          1995         0              0
                        1994         0            2,500



         SUMMARY COMPENSATION TABLE (continued)

Name and
Principal               Fiscal         All Other
Position                Year           Compensation($)(2)
---------               ------         ----------------
Branko Terzic(3)        1996                0
Chairman,               1995                0
President and           1994           86,669
Chief Executive
Officer

Charles E. Gooley       1996                0
Executive               1995            2,029
Vice President          1994            1,980

Michael E. Bielonko     1996                0
Vice President          1995            2,029
and Chief               1994            1,980
Financial Officer

Mary J. Healey          1996            1,000
Vice President,         1995            2,609
General Counsel         1994            1,980
and Secretary

Thomas J. Houde         1996                0
Vice President          1995            2,029
                        1994            1,980


--------------------
(1) The amount shown represents the value of the restricted stock award, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. Restricted stock holdings as of September 30, 1996, and their value on such date, based on the value of an equivalent number of unrestricted shares were: Mr. Terzic, 3,000 shares ($64,125); Ms. Healey, 364 shares, ($7,873); and Mr.
Houde, 516 shares ($11,161). The restrictions on these shares lapse on an annual basis in accordance with the following schedule: 10 percent in the first year, 15 percent in the second year and 25 percent in each of the following three years. Dividends are paid on these shares.

(2) This compensation includes the dollar value of the Company's match under the Company's 401(k) Plan.

    In December 1995 and 1996, Ms. Healey received $1,200 and
$1,000 payments, respectively, in lieu of participating in the Company's medical insurance plan.

(3) Mr. Terzic was elected President and Chief Operating Officer as of September 15, 1994, Chief Executive Officer as of March 1,
1995 and Chairman as of August 22, 1995.

Option Grants in Last Fiscal Year
---------------------------------

    The following table sets forth certain information with respect to grants of stock options under the Company's 1991 Long-Term Incentive Compensation Plan made to the individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

                                  Individual Grants
                        ---------------------------------------
                        Number of      Percent
                        Securities     of Total
                        Underlying     Options
                        Options        Granted to     Exercise
                        Granted        Employees in   Price
                        (#) (1)        Fiscal Year      ($/Sh)
                        -----------    --------------  --------
Branko Terzic           12,600              19%       $23.69
Charles E. Gooley        6,400              10         23.69
Michael E. Bielonko      5,300               8         23.69
Mary J. Healey           4,300               7         23.69
Thomas J. Houde          4,100               6         23.69


                                       Potential Realizable
                                       Value at Assumed
                                       Annual Rates of Stock
                        Expiration     Price Appreciation
                        Date           for Option Term(2)
                        ----------     -------------------------
                                            5%($)     10%($)
                                            -----     -----
Branko Terzic           01/23/06            $187,740  $475,776
Charles E. Gooley       01/23/06              95,360   241,664
Michael E. Bielonko     01/23/06              78,970   200,128
Mary J. Healey          01/23/06              64,070   162,368
Thomas J. Houde         01/23/06              61,090   154,816


(1) Option grants vest ratably over five years on each of the first five anniversary dates.

(2) The dollar amounts under these columns are the result of calculations at the five and ten percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-end Option Values
---------------------------------------------------

    The following table sets forth certain information with respect to the individuals named in the Summary Compensation
Table regarding options held as of September 30, 1996.

              AGGREGATED OPTION EXERCISES IN LAST
         FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
         -------------------------------------------------

                        Shares              Value
                        Acquired on         Realized
                        Exercise (#)          ($)
                        ------------------------------------
Branko Terzic                0                   0
Charles E. Gooley            0                   0
Michael E. Bielonko          0                   0
Mary J. Healey               0                   0
Thomas J. Houde              0                   0



                   Number of                Value of Unexercised
                   Securities Underlying    in-the-Money
                   Unexercised              Options
                   Options at               At Fiscal
                   Fiscal Year End (#)      Year-End($)(1)
                   Exercisable/             Exercisable/
                   Unexercisable            Unexercisable
         ------------------------------------------------------
Branko Terzic       4,000 /  18,600          $6,000/$9,000
Charles E. Gooley   3,000 /  10,900          $3,735/$5,603
Michael E. Bielonko 2,400 /  8,900           $2,988/$4,482
Mary J. Healey        840 /  5,560           $1,046/$1,569
Thomas J. Houde     1,000 /  5,600           $1,245/$1,868



--------------------

(1) Based on the fair market value of the Company's Common Stock as of September 30, 1996 ($22.875), less the exercise price of the options.


Executive Agreements
---------------------

    Effective September 14, 1994, the Company entered into an employment agreement with Branko Terzic, the Company's Chairman, President and Chief Executive Officer. The agreement provides that Mr. Terzic shall receive a base salary of at least $250,000 a year. Pursuant to the terms of the agreement, Mr. Terzic has received 4,000 shares of restricted Common Stock of the Company, non-qualified stock options to purchase 10,000 shares of the Company's Common Stock and a $25,000 signing bonus. In addition, the agreement provides that if, after a "change in control" of the Company, (i) Mr. Terzic terminates his employment with the Company by reason of (a) a material reduction in his authority, duties or responsibilities or (b) a reduction in his total compensation in violation of the terms of the agreement, or (ii) the Company terminates Mr. Terzic's employment for a reason other than death or disability or cause, Mr. Terzic will be entitled to a severance payment. The amount payable to Mr. Terzic upon the occurrence of any of the foregoing events is equal to three times Mr. Terzic's base salary then in effect. Such amount is immediately due and payable upon his termination. A "change in control" is deemed to have occurred if any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock or there is a change in the majority of the members of the Board in connection with certain transactions, including any tender offer or merger of the Company. The agreement will be automatically renewed on each successive January 1, unless not later than December 15 of the preceding year, one of the parties notifies the other of the desire not to extend the agreement.

    The Company also has entered into Change in Control
Executive Severance Agreements with each of Messrs. Gooley, Bielonko, Houde and Ms. Healey. The intent of the agreements is to assure continuity in the management of the operations of the Company in the event of a "change in control". A change in control is defined as occurring when (i) any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's Common Stock, (ii) there is a change in the majority of the Board during a 25-month period, (iii) a consolidation or merger of the Company is consummated in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock have the same proportionate ownership of Common Stock of the surviving corporation, (iv) the consummation of any sale, lease, exchange or other transfer of a majority of the Company's assets, (v) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company, or (vi) the Board determines that a change in control has occurred. These agreements provide that in the event that the executive officer's employment is terminated within two years of a change in control either by (i) the Company for reasons other than for disability, death or cause, or (ii) the executive officer due to (a) material diminution in status, position, duties or responsibilities, (b) a reduction in total compensation, or (c) assignment to a location more than 50 miles from the executive officer's current place of employment, the executive officer is entitled to a severance payment. The amount payable upon the occurrence of any of the foregoing events is two times the sum of the executive officer's annual base salary at the date of the change in control plus the average annual incentive compensation paid to the executive officer in the two fiscal years prior to the fiscal year in which the change in control occurs. In addition, the executive officer shall be entitled to participate in all benefit plans in which such officer participated in prior to the termination, and if the executive officer is age 55 or older on the date of termination of employment, such officer shall be entitled to receive service credit under the Company's pension plans until his or her normal retirement date. The agreements will be automatically renewed on each successive January 1, unless not later than December 1 of the preceding year, one of the parties notifies the other that he or she does not wish to extend the agreement, except that the agreement shall be automatically extended for 24 months after any change in control.

Retirement Plans
----------------

    The following table sets forth the annual pension benefits payable upon normal retirement at age 65, pursuant to the Yankee Energy System, Inc. Retirement Plan (the "Retirement Plan", described below) and the Company's Excess Benefit Plan (the "Excess Benefit Plan", described below), based upon the average annual earnings and years of service indicated.


Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
---------------------------  ----------------------------------
                                15        20        25
                                --        --        --
    $ 75,000                 $15,841   $21,121   $ 26,402
     125,000                  27,091    36,121     45,152
     175,000                  38,341    51,121     63,902
     225,000                  49,591    66,121     82,652
     275,000                  60,841    81,121    101,402
     325,000                  72,091    96,121    120,152
     375,000                  83,341   111,121    138,902



Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
---------------------------  ----------------------------------
                                30        35        40
                                --        --        --
    $ 75,000                 $ 31,682  $ 36,962  $ 38,837
     125,000                   54,182    63,212    66,337
     175,000                   76,682    89,462    93,837
     225,000                   99,182   115,712   121,337
     275,000                  121,682   141,962   148,837
     325,000                  144,182   168,212   176,337
     375,000                  166,672   194,462   203,837


-------------------------

    Pursuant to provisions of the Internal Revenue Code, compensation earned that is used in calculating retirement benefits under the Retirement Plan is limited to a maximum of $150,000. This affects the benefit calculation for certain individuals and effectively reduces their benefits under the Retirement Plan. The Company's Excess Benefit Plan provides benefits not payable under the Retirement Plan due to the $150,000 limitation. The maximum annual benefit that can be paid in 1996 to a participant from a tax qualified benefit plan is $120,000.

    All employees of the Company, including the executive officers named in the Summary Compensation Table, are entitled to participate in the Retirement Plan, which is a non-contributory, defined benefit retirement plan. Retirement benefits are based on years of credited service and the employee's average annual earnings, which is the average of an employee's five highest
years of earnings during the last ten years of employment.    The
benefits presented are based on straight life annuity and do not take into account any reduction for joint and survivorship annuity payments. The Retirement Plan provides for several optional forms of benefit payments, including a straight life annuity option, a contingent annuitant option, a ten-year certain and life option and a level income option. Retirement benefits under the Retirement Plan are not reduced by the employee's Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by the Company for the benefit of all employees covered by the Retirement Plan. The Retirement Plan provides for continued benefit accruals for employees who work beyond age 65.

    As of September 30, 1996, the years of credited service under the Retirement Plan for Messrs. Terzic, Gooley, Bielonko, Houde, and Ms. Healey were 4, 15, 19, 17 and 7, respectively.
The years of credited service for the executive officers named above include prior service under the Northeast Utilities Service Company Retirement Plan.

    Under federal law, an employee's benefits under a qualified pension plan, such as the Retirement Plan, are limited to certain amounts. The Company has adopted the Excess Benefit Plan in which all of the executive officers named in the Summary Compensation Table participate. The Excess Benefit Plan supplements the benefits of a participant in the Retirement Plan in an amount by which such participant's benefits under the Retirement Plan are limited by law. The Excess Benefit Plan also provides for the payment of additional retirement benefits in the same manner as under the Retirement Plan on remuneration paid under certain management incentive plans. The Excess Benefit Plan is an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.

    In addition, the Company also has a Supplemental Executive Retirement Plan that credits Mr. Terzic with two years of service for each of the first five years of his employment. Credit for succeeding years will be in accordance with the provisions of the Retirement Plan.

Corporate Performance Graph
----------------------------

    The following graph and table compares the total shareholder returns over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and Standard & Poor's Utility Index ("S&P Utilities"). Total return values for the S&P 500, S&P Utilities and Yankee Energy were calculated based on cumulative total return values assuming the reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.


[GRAPH]




TOTAL SHAREHOLDER RETURNS

FISCAL        YANKEE         S&P       S&P
YEAR          ENERGY         500       UTILITIES
------        ------         ----      ---------
1991          100            100       100
1992          127            111       114
1993          175            125       141
1994          149            130       122
1995          157            169       156
1996          178            203       168


2.  APPROVAL OF 1996 LONG-TERM INCENTIVE COMPENSATION PLAN
    ------------------------------------------------------

     The Board has unanimously adopted and recommended that the shareholders consider and approve the 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). Such approval at the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the Annual Meeting. Abstentions by holders of such shares with respect to voting on the 1996 Plan will have the effect of a vote against the 1996 Plan. Broker non-votes, however, will not have any effect.

   The Company currently operates the 1991 Long-Term Incentive Compensation Plan, which was approved by the Company's shareholders on February 22, 1991 and which has been amended from time to time (the "1991 Plan"). The maximum number of shares of Common Stock subject to award under the 1991 Plan is 163,004. As of September 30, 1996, under the 1991 Plan, 20,532 shares of Common Stock had been issued pursuant to the exercise of options or stock awards,options to purchase an additional 116,200 shares were outstanding, 18,000 shares subject to stock appreciation rights were outstanding and 5,492 shares were subject to outstanding restricted stock awards. 2,780 shares currently are available for future grants under the 1991 Plan. To assure that shares are available to provide future incentives to those officers, executive and managerial employees of the Company and any subsidiaries who will be responsible for the Company's future growth and continued success, the Board of Directors has adopted the 1996 Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS
PROPOSAL

   The following constitutes a brief discussion of the material features of the 1996 Plan and is qualified in its entirety by reference to a copy of the 1996 Plan, which is attached as Exhibit A to this Proxy Statement.

Nature and Purpose
------------------

     The stated purposes of the 1996 Plan are the same as those of the 1991 Plan: (i) to attract and retain outstanding executives in key management positions of the Company and any subsidiaries of the Company, (ii) to promote the achievement of long-term corporate goals through the use of performance-based incentives, (iii) to create parallel interests between executives and shareholders by providing for some portion of executive compensation in the form of common stock, and (iv) to reward performance and to foster Company identification on the part of key middle managers.

     The 1996 Plan is designed to meet these objectives by offering stock incentive awards and performance-based incentives to those persons whose performance or potential contribution will benefit the Company. The 1996 Plan empowers the Company to award officers, executives and managerial employees of the Company and its subsidiaries incentive and non-qualified stock options ("Options"), stock appreciation rights ("SARs") and stock grants ("Awards") (collectively, "Plan Benefits"). The 1996 Plan also empowers the Company to award to eligible individuals any combination of any or all of these Plan Benefits, subject to certain limitations.

     Persons to whom Plan Benefits are made are sometimes referred to as "participants." References to "incentive stock options" are to incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the
"Internal Revenue Code").

Duration
--------

     The 1996 Plan provides that it will terminate upon the earlier of (i) October 22, 2006 or (ii) the date on which all shares available for issuance under the 1996 Plan shall have been issued pursuant to stock awards and the exercise or cancellation of options and SARs granted thereunder. Plan Benefits outstanding on October 22, 2006 will continue to have full force and effect in accordance with the provisions of the instruments evidencing such Plan Benefits. The Board of Directors may modify or amend the 1996 Plan from time to time without shareholder approval. Any such modification or amendment and any termination of the 1996 Plan will not impair the rights of any person with respect to Plan Benefits previously awarded.

Administration
--------------

     The 1996 Plan will be administered by the Board, whose construction and interpretation of the terms and provisions of the 1996 Plan are final and conclusive. The Board may delegate any or all of its powers under the Plan to the Company's Organization and Compensation Committee or any other committee (the "Committee") appointed by the Board. Members of the Committee serve at the discretion of the Board. If a Committee is appointed by the Board to administer the 1996 Plan, all references to the Board in the Plan and in this proxy statement shall relate to such Committee, unless the context otherwise requires. The Board may in its sole discretion grant Options and SARs, issue shares upon exercise of such Options and SARs, and grant Awards, all as provided in the 1996 Plan. The Board has the authority, subject to the express provisions of the 1996 Plan, to construe the 1996 Plan and its related agreements, to prescribe, amend and rescind the rules and regulations relating to the 1996 Plan, to determine the terms and provisions of the respective Plan Benefit agreements, which need not be identical, and to make all other determinations in the judgment of the Board as may be necessary or desirable for the administration of the 1996 Plan. The 1996 Plan provides that Committee members must be "outside directors" as that term is used in the regulations related to Section 162 of the Internal Revenue Code and "non-employee directors" as that term is used in Rule 16b-
3 (or any successor rule) under the Securities Exchange Act of 1934.

Shares Subject to the 1996 Plan
-------------------------------

     The stock to be offered under the 1996 Plan consists of shares of the Company's Common Stock, $5.00 par value. The last sale price for the Common Stock as reported by the New York Stock Exchange on September 30, 1996 was $22.875 per share. The maximum number of shares of Common Stock in respect of which Plan Benefits may be granted pursuant to the 1996 Plan may not exceed 523,000 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), except that this number of shares will be increased by that number of shares as to which awards granted under the Company's 1991 Plan may lapse, expire, terminate or be canceled. The shares may be authorized and unissued shares, treasury shares or shares purchased on the open market. If the Company reacquires shares granted under the 1996 Plan, or if an Option or SAR expires or terminates without having been exercised in full, the reacquired or unexercised shares will be available as subsequent Plan Benefits under the 1996 Plan. Shares of Common Stock issued pursuant to the 1996 Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board.

Eligibility and Employment
--------------------------

     All officers, executive and managerial employees of the Company or any of its subsidiaries are eligible to receive Plan Benefits pursuant to the 1996 Plan. As of September 30, 1996, approximately 11 persons were eligible to participate in the 1996 Plan.

     The selection of participants in, and the nature and size of Plan Benefits granted under, the 1996 Plan are wholly within the discretion of the Board. However, under the 1996 Plan, the maximum number of shares with respect to which Options or SARs may be granted to any employee, including cancellations and repricings which may occur, shall be limited to 50,000 shares in any calendar year. The Board's designation of a participant in any year does not require the Board to designate such person to receive Plan Benefits in any other year.

     With respect to the 1996 Plan, the Board has made no determination regarding the selection of particular participants to receive Plan Benefits or the nature of any Plan Benefits to be granted, and it is not determinable what, if any, Plan Benefits, the Board may have granted under the 1996 Plan had it been in effect during 1996. However, under the 1991 Plan, the table below shows the number of Plan Benefits granted to such persons or groups listed in such table during the Company's last fiscal year, since the inception of the 1991 Plan and that remain outstanding as of November 30, 1996.

                                   Number of      Number of
                    Number of      Securities     Securities
                    Securities     Underlying     Underlying
                    Underlying     Plan Benefits  Plan Benefits
                    Plan Benefits  Since 1991     Outstanding
                    Granted        Plan           as of
                    in 1996        Inception      11/30/96
                    ------------   -----------    -----------

Branko Terzic       12,600         22,600         22,600
Charles E. Gooley    6,400         13,900         13,900
Michael E. Bielonko  5,300         11,300         11,300
Mary J. Healey       4,300          6,400          6,400
Thomas J. Houde      4,100          6,600          6,600

     All current executive officers as a group:

                    36,500         62,700         62,700

     All current employees, including all current officers who are not executive officers, as a group:

                    24,700         50,300         50,300


     An option or SAR shall terminate if the participant ceases to be employed by the Company or a subsidiary for any reason, including retirement but other than death, except that in the case of a participant who terminates employment as the result of permanent and total disability, normal retirement as defined in the Company's pension plan or early retirement with approval of the Board of Directors, any portion of such Option or SAR which was otherwise exercisable on the date of termination of the participant's employment may be exercised within a one-year period following the date on which the participant ceased to be so employed, or within the three-month period following such date in the case of an Incentive Stock Option, but in no event after the expiration of the exercise period. Any such exercise may be made only to the extent of the number of shares subject to the Option or SAR which were exercisable on the date of the participant's termination of employment. If the participant dies during the applicable one-year or three-month period, the Option or SAR shall be exercisable by the participant's personal representatives, heirs or legatees to the same extent and during the same period that the participant could have exercised the Option or SAR on the date of his or her death. If a participant dies while an employee of the Company or a subsidiary, any Option or SAR granted to such participant may be exercised by the participant's personal representatives or heirs to the extent that the participant could have exercised the option or SAR on the date of his or her death. Unless exercised, such Option or SAR shall terminate upon the earlier of the expiration of one year from the date of the participant's death or the expiration of the exercise period.

Transferability
---------------

     No Plan Benefits granted under the 1996 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution or, with respect to Awards, non-qualified stock options and SARs, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules promulgated thereunder.

Recapitalization, Change in Control and Reorganization
------------------------------------------------------

     The 1996 Plan provides that if dividends are payable in Common Stock of the Company or in the event there are splits, sub-divisions or combinations of shares of Common Stock of the Company, the number of shares subject to outstanding Options and SARs, and Awards as to which restrictions have not lapsed, and the grant price of such Plan Benefits, as applicable, will be adjusted proportionately.

     Upon the occurrence of a Change in Control (as defined in the 1996 Plan), except as the Board may expressly provide otherwise, all restrictions and conditions applicable to Awards then outstanding shall be deemed satisfied as of the date of the Change of Control and all Options awarded at least six (6) months prior to the Change of Control shall be exercisable as of such date. Any SAR exercised upon or subsequent to the occurrence of a Change in Control shall be paid in cash.

     In the case of any tender or exchange offer, merger, consolidation or other business combination or sale of all or substantially all of the assets of the Company, which does not constitute a Change in Control, or in the case of a reorganization or liquidation of the Company, the Board of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Plan Benefits, (i) make appropriate provision for the protection of any such outstanding Plan Benefits by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company; provided only that the excess of the aggregate fair market value of the shares subject to the Plan Benefits immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Plan Benefits immediately before such substitution over the purchase price thereof, (ii) upon written notice to the participants, provide that all unexercised Plan Benefits must be exercised within a specified number of days of the date of such notice or such Plan Benefits will be terminated, or (iii) upon written notice to the participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Plan Benefits held by each participant and unexercised as of that date at an amount equal to the aggregate fair market value on such date of the shares subject to the Plan Benefits held by such Participant over the aggregate purchase or grant price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

Stock Options
-------------

     Options granted under the 1996 Plan may be in the form of incentive stock options or non-qualified stock options. Options may be granted under the 1996 Plan on such terms and conditions not inconsistent with the provisions of the 1996 Plan and in such form as the Board may from time to time approve.

     The option exercise price per share of Common Stock purchasable under an Option granted under the 1996 Plan shall be determined by the Board at the time of grant, provided that the exercise price shall not be less than the fair market value of the Common Stock on the date of grant or, in the case of an incentive stock option to be granted to a participant owning stock having more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price per share shall be not less than 110 percent of the fair market value of such stock on the date of grant.

     The term of each Option granted under the 1996 Plan shall be fixed by the Board; however, the term of any Option may not exceed ten years from the date of grant, except that the term of any incentive stock option granted to a participant owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary may not exceed five years.

     An Option granted under the 1996 Plan shall be exercisable at such time or times and subject to such conditions as shall be determined by the Board at the date of grant and as set forth in the instrument evidencing the Option. With respect to incentive stock options, the aggregate fair market value (determined as of the date of grant) of the number of shares with respect to which such incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000 or such other limit as may be established under Section 422 of the Internal Revenue Code.

     An Option granted under the 1996 Plan may be exercised as provided in the instrument evidencing the option; however, no partial exercise of the option may be for less than ten shares. Payment of the exercise price may be made with cash, with shares of Common Stock of the Company or with a combination of cash and stock. The Board may, in its discretion, accelerate the date of exercise of any installments of any Options; provided that no acceleration will be made that would violate the annual vesting limitation contained in Section 422(d) of the Internal Revenue Code with respect to incentive stock options.

Stock Appreciation Rights
-------------------------

     Under the 1996 Plan, an SAR may be granted in tandem with, in addition to or independent of any other Plan Benefit. An SAR entitles the holder to receive, without payment, an amount equal to the excess, if any, of the fair market value of a share of the Common Stock on the date of exercise over the grant price of such share, multiplied by the number of shares as to which the holder is exercising the SAR. The Company will pay such amount to the holder in cash or in shares of Common Stock or a combination thereof, as the Board may in its sole discretion determine.

     An SAR may be exercised by a participant in accordance with procedures established by the Board or as otherwise provided in the instrument evidencing the SARs. The Board may also determine that an SAR shall be automatically exercised on one or more specified dates.

Stock Awards
------------

     The Board may make awards of shares of Common Stock to participants in its discretion, subject to such terms and conditions as the Board deems appropriate, including, without limitation, restrictions on the pledging, sale, assignment, transfer or other disposition of such shares.

Federal Income Tax Consequences
-------------------------------

     Based on current provisions of the Internal Revenue Code, and the existing regulations thereunder, certain anticipated federal income tax consequences with respect to the several types of Plan Benefits are described below.

At Grant of Options and SARs

     A participant will not recognize any taxable income at the time a stock option or an SAR is granted, and the Company will not be entitled to a federal income tax deduction at that time.

Exercise of Incentive Stock Options

     No ordinary income will be recognized by a participant holding an incentive stock option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum tax" at the date of exercise. If the participant holds the shares for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the amount realized upon disposition of the shares and the aggregate option exercise price will constitute a long-term capital gain or loss, as the case may be, and the Company will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option exercise price, and the Company will usually be entitled to a federal income tax deduction equal to such amount. Any gain earned by the participant in excess of this amount likely will be capital gain. Under proposed Treasury regulations, if a participant exercises an incentive stock option by tendering shares previously acquired by the exercise of an incentive stock option, a disqualifying disposition may occur, and the participant may recognize income and be subject to other basis allocation and tax holding period requirements.

Exercise of Non-Qualified Stock Options

     Taxable ordinary income will be recognized by the participant at the time of exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option exercise price. The Company will usually be entitled to a corresponding federal income tax deduction. At the time of a subsequent sale of the shares, the participant will generally recognize a taxable capital gain or loss based upon the difference between the per share selling price and the per share fair market value at the time of exercise. If the instrument evidencing a non-qualified stock option permits and the participant pays all or part of the non-qualified exercise price by tendering shares owned by the participant, the tax consequences described above apply except that the number of shares surrendered in payment of the option exercise price shall have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise have a tax basis equal to the cash paid with the exercise plus the amount of taxable ordinary income recognized on such exercise, and the shares have a tax holding period that commences on the date of exercise.

Exercise of Stock Appreciation Rights

   Upon the exercise of an SAR, the participant will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock received, and the Company will usually be entitled to a corresponding federal income tax deduction. The participant's basis in any shares of Common Stock received will be equal to the amount of ordinary income upon which the participant was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

Restricted Awards

     A participant receiving a restricted stock grant will not recognize income, and the Company will not be allowed a deduction at the time such shares of restricted stock are granted. While the restrictions on the shares are in effect, a participant will recognize compensation income equal to the amount of the dividends received, and the Company or its subsidiaries will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the excess of the fair market value of the shares on the date the restrictions are removed or lapse over the amount paid, if any, by the participant for the shares will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary. Upon disposition of the shares, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon the period of time the shares are held by the participant following the removal or lapse of the restrictions. If the restrictions do not lapse and the shares are forfeited by the participant and thus returned to the Company, there will be no federal income tax consequences to either the participant or the Company.

Withholding Taxes

     Withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR. Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse. In respect of all other Plan Benefits, withholding taxes must be paid whenever income to the participant is recognized for tax purposes.

General

     Because the tax consequences to a participant may vary depending upon the participant's individual situation, each participant should consult his or her personal tax advisor regarding the federal, and any state, local or foreign, tax consequences to the participant.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS
PROPOSAL.

3.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     ---------------------------------------------------

     The firm of Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended September 30, 1996. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1997, and recommends that a resolution be presented to shareholders at the 1997 Annual Meeting to ratify their appointment.

     In the event the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board will appoint other independent public accountants as auditors. Representatives of Arthur Andersen LLP will attend the 1997 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
THIS PROPOSAL

OTHER MATTERS
-------------

     The Board does not know of any matters that will be presented for action at the 1997 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1997 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COST OF SOLICITATION
---------------------

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or telegram. The Company has retained Morrow & Company, Inc., New York, to assist in the solicitation and sending of proxy material. The Company will pay approximately $6,000 for these services.

SHAREHOLDER PROPOSALS FOR 1998
------------------------------

     Pursuant to Securities and Exchange Commission regulations, shareholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on August 15, 1997 to be considered. Proposals should be addressed to Mary J. Healey, Vice President, General Counsel and Secretary, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030.

     Shareholders holding at least five percent of the voting power of the issued and outstanding Common Stock of the Company may nominate candidates for election to the Board if a written notice setting forth (i) the name, age, business address and residence address of each person to be nominated, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of the Company which are beneficially owned by each such person, (iv) a statement that each such person is willing to be nominated and (v) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of such person as a director is submitted and received by the Secretary of the Company not less than 90 days prior to a meeting of shareholders called for election of directors.

           PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY



                                  APPENDIX
                                  ---------

     Shown on pages 5 through 7 are photographs of the Yankee
Energy directors.

     The graph on page 22 specifically shows the growth in a $100 initial investment and reinvestment of dividends in Yankee Energy, the S&P 500 and the S&P Utilities from fiscal years 1991 through 1996. Year-end values are shown for each investment in the corresponding table underneath the graph. For the five years ended September 30, 1996, a $100 investment in Yankee Energy grew to $178; a $100 investment in the S&P 500 grew to $203; and a $100 investment in the S&P Utilities grew to 168.

     Shown on the last page is a map which provides directions to the location of the Company's Annual Meeting.

PROXY          YANKEE ENERGY SYSTEM, INC.         PROXY

     Proxy for Annual Meeting of Shareholders--January 31, 1997
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) Sanford Cloud, Jr., Branko Terzic and Nicholas L. Trivisonno, or either of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of common stock of Yankee Energy System, Inc. held by the undersigned at the Annual Meeting to be held on January 31, 1997 and any adjournment thereof upon the matters set forth hereon and upon such other business that may properly come before the meeting or any adjournment thereof.


THIS PROXY FORM, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE
VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED.  WHERE
NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,
2 AND 3.


          (Continued on reverse side)

The Board of Directors recommends a Vote FOR Proposals 1, 2 & 3.


     I plan to attend the meeting
-----

1.   Election of Directors:    FREDERICK M. LOWTHER and EMERY G.
OLCOTT

FOR all             WITHHOLD       To vote for all nominees,
nominees            AUTHORITY      mark "FOR" box.  To withhold
listed above        to vote for    authority to vote for any
(except as marked   all nominees   individual nominee, cross out
to the contrary)    listed above   that nominee's name.


2.   Approval of the 1996 Long-Term Incentive Compensation Plan

     FOR  AGAINST   ABSTAIN

     ---- -------   -------


3. Ratification of Arthur Andersen LLP as independent auditors of Yankee Energy System, Inc. for its fiscal year ended
     September 30, 1997.

     FOR  AGAINST   ABSTAIN

     ---- -------   -------
                                   The undersigned hereby also
                                   acknowledge(s) receipt of
                                   notice of said meeting and the
                                   related proxy statement.
If you receive more than
one copy of the annual             Date:___________________,199_
report and do not wish to
in the future, please              Signed_______________________
check this box _________.
                                   Signed_______________________

                              Please sign this Proxy exactly as
                              your name appears hereon.  When
                              shares are held by joint tenants,
                              both should sign.  When signing as
                              an attorney, executor,
                              administrator, or guardian, please
                              give full title as such.  If a
                              corporation, please sign in full
                              corporate name by president or
                              other authorized officer.  If a
                              partnership, please sign in
                              partnership name by authorized
                              person.

For your convenience, please retain these department phone numbers and addresses:

Yankee Energy System, Inc.
News and Information

1-800-YES-9989

Yankee Energy System, Inc. has a 24 hour toll-free news and information service which includes current news releases, a Chairman's message, earnings and dividend information as well as access to the transfer agent or the Company's Investor Relations Department.

Investor Relations Contact:

Steven P. Eschbach, CFA
Yankee Energy System, Inc.
599 Research Parkway
Meriden, CT 06450-1030
Phone: (203) 639-4459
Fax:   (203) 639-4011


ChaseMellon Transfer Agent

1-800-288-9541

Shareholders who have questions about their accounts or desire to transfer their stock from one name to another should contact
ChaseMellon at the above telephone number from 8 a.m. to 8 p.m.
Eastern Time or write:

For Transfers and Transfer Inquiries:

ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Ridgefield Park, NJ 07660

All Other Inquiries:

ChaseMellon Shareholder Services, L.L.C.
P.O. Box 590 Overpeck Centre
Ridgefield Park, NJ 07660